Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Shell Company Report on Form 20-F of our report dated June 10, 2021, except for the effects of the restatement disclosed in Note 2, as to which the date is November 22, 2021, relating to the financial statements of Yucaipa Acquisition Corp appearing in the entity’s Annual Report on Form 10-K, as amended, as of December 31, 2020 and for the period from June 4, 2020 (inception) through December 31, 2020.

/s/ WithumSmith+Brown, PC

New York, New York
December 20, 2021